Exhibit 99.1

Neuronetics Reports Third Quarter 2022 Financial and Operating Results

MALVERN, PA., November 8, 2022 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help with the best neurohealth therapies in the world, today announced its financial and operating results for the third quarter of 2022.

Third Quarter 2022 Highlights

●	Third quarter 2022 revenue of $16.5 million, represents a 20% increase as compared to the third quarter 2021
●	Achieved record quarterly U.S. treatment session revenue of $11.9 million in the third quarter 2022, compared to $10.3 million in third quarter 2021
●	Reached an all time U.S. treatment session utilization record in the third quarter
●	Increased NeuroStar System revenue 51% over the third quarter of 2021
●	Raising revenue guidance for full year 2022 to be between $63.0 million and $64.0 million

Recent Operational Highlights

●	Received FDA 510(k) clearance for D-Tect™ MT Accessory
●	Positive TMS coverage policies published or proposed which expand patient access to NeuroStar Advanced Therapy system for both MDD and OCD

Recent Marketing Highlights

●	Grand opening of NeuroStar University (NSU) in Charlotte, North Carolina
●	Tap Into a New Possibility for Depression campaign drove over 30 million impressions, up 150% compared to campaigns run during third quarter of 2021
●	Achieved milestones of over 141,070 global patients treated with more than 5.0 million of our Treatment Sessions, a Company record

“Our strong performance in the third quarter reflects the positive impacts of our ongoing strategic initiatives such as the revamped sales force, innovative marketing programs, and continued physician and patient education. Performance was highlighted by record US Treatment Sessions revenue and utilization, while also achieving 51% year-over-year growth in US NeuroStar System revenue,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We will continue to concentrate on execution for the remainder of the year in order to fuel growth and put ourselves in a position to achieve cash flow breakeven in 2024.”

Third Quarter 2022 Financial and Operating Results for the Three Months Ended September 30, 2022

	Revenues by Geography
	Three Months Ended September 30,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$16,244	$13,280	22%
International	254	519	(51)%
Total revenues	$16,498	$13,799	20%

Total revenue for the three months ended September 30, 2022 was $16.5 million, an increase of 20% compared to the three months ended September 30, 2021 revenue of $13.8 million. During the quarter, total U.S. revenue increased by

22% and international revenue decreased by 51% over the prior year quarter. The U.S. revenue growth was primarily driven by an increase in Treatment Session sales and the decline in international revenue was primarily driven by the timing of orders in early 2022.

	U.S. Revenues by Product Category
	Three Months Ended September 30,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,934	$2,612	51%
Treatment sessions	11,864	$10,259	16%
Other	446	$409	9%
Total U.S. revenues	$16,244	$13,280	22%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended September 30, 2022 was $3.9 million, an increase of 51% compared to the three months ended September 30, 2021 revenue of $2.6 million. For the three months ended September 30, 2022 and 2021, the Company sold 49 and 33 systems, respectively, that were recognized as NeuroStar capital revenue during each period. Additionally, for the three months ended September 30, 2022 and 2021, the Company executed 1 and 7 operating lease agreements, respectively, that contributed to operating lease revenue.

U.S. Treatment Session revenue for the three months ended September 30, 2022 was $11.9 million, an increase of 16% compared to the three months ended September 30, 2021 revenue of $10.3 million. The revenue growth was primarily driven by an increase in utilization, in particular amount our local per-click customer segment.

In the third quarter of 2022, U.S. treatment session revenue per active site increased to $11,364 from $11,163 during the third quarter of 2021.

Gross margin for the third quarter of 2022 was 78.4%, an increase of approximately 120 basis points from the third quarter of 2022 gross margin of 77.2%.

Operating expenses during the third quarter of 2022 were $20.4 million, an increase of $2.6 million, or 14.6%, compared to $17.8 million in the third quarter of 2021. The increase was primarily driven by our expanded sales force, the opening of NeuroStar University, additional headcount in product development and clinical, as well as increased costs from inflationary pressures. On a sequential basis, compared to the second quarter of 2022, total operating expenses in the third quarter of 2022 were down approximately $1.7 million as a result of cost control measures taken during the period.

Net loss for the third quarter of 2022 was $(7.6) million, or $(0.28) per share, as compared to the third quarter 2022 net loss of $(8.2) million, or $(0.31) per share. Net loss per share was based on 26,964,613 and 26,301,361 weighted-average common shares outstanding for the third quarters of 2022 and 2021, respectively.

EBITDA for the third quarter of 2022 was $(6.1) million as compared to the third quarter of 2021 EBITDA of $(6.9) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $73.7 million as of September 30, 2022. This compares to cash and cash equivalents of $94.1 million as of December 31, 2021, and $70.9 million as of June 30, 2022.

TMS Coverage Policies Updates

In October of 2022, multiple Medicare Administrative Contractors (MACs) published and proposed Medicare coverage policies to reduce the number of medication trials required for TMS eligibility, leading to increased access to NeuroStar as a non-drug alternative for treatment resistant mental disorders. The published and proposed updates will affect nearly 8 million covered lives. CGS MAC has published an updated TMS coverage policy, effective December 4, 2022, that reduces the number of prior medication failures for TMS eligibility from four down to two for people suffering from major depressive disorder (MDD). NGS MAC has published a proposed Local Coverage Decision (LCD) considering TMS coverage for obsessive-compulsive disorder (OCD) and is also considering an MDD policy criteria change that would reduce the number of prior medication failures for TMS eligibility from four down to two.

510(k) Clearance for D-Tect MT Accessory

The Company has received 510(k) clearance for it’s D-Tect™ MT Accessory, which is the latest innovation in NeuroStar’s commitment to simplify the motor threshold determination for physicians. The FDA-cleared technology aids clinicians by visually reporting the magnitude of finger movements during motor threshold (MT) mapping for treatment of major depressive disorder (MDD). D-Tect also allows the MT determination to be performed by only one person. In addition, practices will be trained on this new product at NeuroStar University, which recently opened in Charlotte, North Carolina.

Grand Opening of NeuroStar University (NSU)

In September, the Company hosted a ribbon-cutting ceremony to celebrate the grand opening of NeuroStar University in Charlotte, NC. Local government officials, NeuroStar patients and providers, and leaders in the mental health industry were among the 75 attendees. NSU will teach new and existing customers how to enhance patient outcomes, connect with other specialists in their field, and grow their practices using clinical education, enhanced patient awareness and consultation techniques.

Business Outlook

For the full year 2022, the Company now expects total worldwide revenue to be between $63.0 million and $64.0 million, up from previous guidance of $60.0 million and $62.0 million.

For the full year 2022, the Company continues to expect total operating expenses to be between $86.0 million and $88.0 million.

For the fourth quarter of 2022, the Company expects to report total worldwide revenue of between $16.0 million and $17.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 8, 2022, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/h3amkwib. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest transcranial magnetic stimulation (“TMS”) company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is the leading TMS treatment for major depressive disorder (“MDD”) in adults with over 4.8 million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Our NeuroStar® Advanced Therapy system is also FDA-cleared to treat people suffering from obsessive-compulsive disorder, as well as for the treatment of comorbid anxiety symptoms (“anxious depression”) for adults with MDD suffering from anxiety symptoms. Neuronetics is committed to transforming lives by offering an exceptional treatment option that aims to produce extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2022, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID 19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID 19, such as travel restrictions and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce as well as the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$16,498	$13,799	$47,008	$40,290
Cost of revenues	3,570	3,144	11,093	8,115
Gross Profit	12,928	10,655	35,915	32,175
Operating expenses:
Sales and marketing	11,643	9,827	37,977	27,431
General and administrative	6,391	6,435	19,125	19,220
Research and development	2,348	1,575	6,197	6,179
Total operating expenses	20,382	17,837	63,299	52,830
Loss from Operations	(7,454)	(7,182)	(27,384)	(20,655)
Other (income) expense:
Interest expense	1,061	993	3,039	2,955
Other income, net	(906)	(24)	(1,554)	(53)
Net Loss	$(7,609)	$(8,151)	$(28,869)	$(23,557)
Net loss per share of common stock outstanding, basic and diluted	$(0.28)	$(0.31)	$(1.08)	$(0.94)
Weighted-average common shares outstanding, basic and diluted	26,965	26,301	26,797	25,179

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$73,698	$94,141
Accounts receivable, net	11,963	7,706
Inventory	8,573	6,563
Current portion of net investments in sales-type leases	1,874	2,198
Current portion of prepaid commission expense	1,871	1,559
Current portion of note receivables	80	74
Prepaid expenses and other current assets	3,037	3,090
Total current assets	101,096	115,331
Property and equipment, net	2,109	1,220
Operating lease right-of-use assets	3,459	3,884
Net investments in sales-type leases	1,617	1,697
Prepaid commission expense	7,305	6,763
Long-term note receivable	94	10,110
Other assets	3,555	2,218
Total Assets	$119,235	$141,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,350	$4,299
Accrued expenses	11,493	8,233
Deferred revenue	1,732	2,501
Current portion of operating lease liabilities	818	670
Current portion of long-term debt, net	8,750	—
Total current liabilities	25,143	15,703
Long-term debt, net	27,009	35,335
Deferred revenue	981	1,471
Operating lease liabilities	3,111	3,539
Total Liabilities	56,244	56,048
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or
outstanding on September 30, 2022, and December 31, 2021	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 27,059 and 26,395
shares issued and outstanding on September 30, 2022, and December 31, 2021, respectively	270	264
Additional paid-in capital	400,323	393,644
Accumulated deficit	(337,602)	(308,733)
Total Stockholders’ Equity	62,991	85,175
Total Liabilities and Stockholders’ Equity	$119,235	$141,223

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Nine months ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(28,869)	$(23,557)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,044	768
Share-based compensation	6,633	6,166
Non-cash interest expense	513	484
Cost of rental units purchased by customers	92	137
Changes in certain assets and liabilities:
Accounts receivable, net	(4,257)	(3,097)
Inventory	(2,299)	(1,870)
Net investment in sales-type leases	381	341
Prepaid commission expense	(854)	(602)
Prepaid expenses and other assets	176	(453)
Accounts payable	(2,199)	(840)
Accrued expenses	3,260	(405)
Deferred revenue	(1,260)	(531)
Net Cash Used in Operating Activities	(27,639)	(23,459)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(2,766)	(1,552)
Repayment (Issuance) of promissory note	10,000	(7,486)
Net Cash provided by (Used in) Investing Activities	7,234	(9,038)

Cash Flows from Financing Activities:
Payments of debt issuance costs	(90)	—
Proceeds from exercises of stock options	52	2,403
Proceeds from common stock offering	—	80,972
Payments of common stock offering issuance costs	—	(401)
Net Cash (Used) Provided by Financing Activities	(38)	82,974
Net (Decrease) Increase in Cash and Cash Equivalents	(20,443)	50,477
Cash and Cash Equivalents, Beginning of Period	94,141	48,957
Cash and Cash Equivalents, End of Period	$73,698	$99,434

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	(in thousands)		(in thousands)
Net loss	$(7,609)	$(8,151)	$(28,869)	$(23,557)
Interest expense	1,061	993	3,039	2,955
Income taxes	—	—	—	—
Depreciation and amortization	387	216	1,044	768
EBITDA	$(6,161)	$(6,942)	$(24,786)	$(19,834)